Exhibit 10.64

To:	Todd Strubbe
From:	West Corporation Compensation Committee
Date:	February 6, 2013

Re:	Exhibit A

This Exhibit A for 2013 is entered into pursuant to your Employment Agreement.

1.	Your base salary for 2013 is $500,000.

2.	Effective January 1, 2013, you will be eligible to receive a bonus based upon the Unified Communication Segment’s Net Operating Income before corporate allocations and before amortization (NOI PC&A). Your bonus shall be earned in three tranches. Tranche 1 will be earned pro-rata for each dollar of 2013 NOI PC&A up to $437.1 million. Tranche 2 will be earned pro-rata for each dollar of 2013 NOI PC&A greater than $437.1 million but equal to or less than $454.6 million. Tranche 3 will be earned pro-rata for each dollar of 2013 NOI PC&A greater than $454.6 million. The bonus calculation for each tranche is outlined below.

Bonus /Million of NOI PC&A
Tranche 1	$572
Tranche 2	$14,286
Tranche 3	$15,000

A maximum of 75% of the estimated pro-rata portion of the bonus earned for Tranches 1 and 2 may be advanced quarterly. If any portion of the bonuses is advanced, it will be paid within thirty (30) days from the end of the quarter. 100% of the total bonuses earned will be paid no later than February 28, 2014. In the event there is a negative calculation at the end of any quarter and a pro-rata portion of any bonus has been advanced in a previous quarter, a “loss carry forward” will result and be applied to the next quarterly or year-to-date calculation. In the event that at the end of the year, or upon your termination if earlier, the aggregate amount of the bonuses which have been advanced exceeds the amount of bonus that otherwise would have been payable for 2013 (in the absence of advances) based on the performance during 2013 (or, in the case of your termination, based on the performance during 2013 and the projection for performance for the balance of 2013 as of your termination date pursuant to your Employment Agreement), then the amount of such excess may, in the discretion of the Compensation Committee, either (i) result in a “loss carry forward” which shall be applied to the quarterly or year-to-date calculation of bonuses, salary, severance, consulting fees and / or other amounts payable in subsequent periods, or (ii) be required to be paid back to the company upon such request.

All objectives are based on West Corporation’s consolidated operations and will not include income derived from mergers, acquisitions, joint ventures, stock buy backs or other non-operating income unless specifically and individually approved by West Corporation’s Compensation Committee.

3.	In addition, if West Corporation achieves its 2013 publicly stated EBITDA guidance, you will be eligible to receive an additional one-time bonus of $100,000. This bonus is not to be combined or netted together with any other bonus set forth in this agreement.

4.	At the discretion of the Compensation Committee, you may receive an additional bonus based on the Company’s and your individual performance.

/s/ Todd Strubbe
Employee – Todd Strubbe